Exhibit 4

April 30, 2018

Discount Investment Corporation Ltd.
The Triangular Tower, 44th Floor
3 Azrieli Center
Tel-Aviv, 67023
Israel

Gentlemen,

Pursuant to rule 13d-1(k)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees that Discount Investment Corporation Ltd. (“DIC”) may file as necessary on behalf of the undersigned with the Securities and Exchange Commission a Schedule 13G or a Schedule 13D and any amendments thereto in respect of shares of Cellcom Israel Ltd. purchased, owned or sold from time to time by the undersigned.

DIC is hereby authorized to file a copy of this letter as an exhibit to said Schedule 13G or Schedule 13D or any amendments thereto.

Very truly yours, Wior Communications Ltd. By: /s/ Mauricio Wior Name: Mauricio Wior Title: Director /s/ Mauricio Wior Mauricio Wior

A g r e e d:

Discount Investment Corporation Ltd.

By: /s/ Sholem Lapidot          /s/ Aaron Kaufman
       Name: Sholem Lapidot, Aaron Kaufman
       Title: Directors